EXHIBIT A



NAME OF FUND                                    EXPENSE CAP
                                              (OF AVERAGE NET      EFFECTIVE           EXPENSE
                                                  ASSETS)             DATE            CAP TERM
First Trust/Dow Jones Dividend & Income            1.20%           05/01/2012        05/01/2018
Allocation Portfolio Class I

First Trust/Dow Jones Dividend & Income             .95%           05/01/2014        05/01/2018
Allocation Portfolio Class II

First Trust Multi Income Allocation Portfolio      1.20%           05/01/2014        05/01/2018
Class I

First Trust Multi Income Allocation Portfolio       .95%           05/01/2014        05/01/2018
Class II

First Trust Dorsey Wright Tactical Core            1.30%            10/31/15          05/01/18
Portfolio Class I

First Trust Dorsey Wright Tactical Core            1.05%            10/31/15          05/01/18
Portfolio Class II



Updated April 10, 2017